Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS Charles D. Christy EVP & Chief Financial Officer (810) 237-4200 Charlie.Christy@citizensbanking.com	Kristine D. Brenner Director of Investor Relations (810) 257-2506 Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES FIRST QUARTER 2009 RESULTS
FLINT, MICHIGAN, April 23, 2009 -— Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today a net loss of $45.1 million for the three months ended March 31, 2009, compared with a net loss of $195.4 million for the fourth quarter of 2008 and net income of $11.1 million for the first quarter of 2008. The decrease in the net loss as compared with the fourth quarter of 2008 was primarily the result of a non-cash valuation allowance of $136.6 million against deferred tax assets and higher provision for loan losses in the fourth quarter of 2008. After incorporating the $4.1 million dividend to the preferred shareholders, Citizens reported a net loss attributable to common shareholders of $49.3 million for the three months ended March 31, 2009. Diluted net income (loss) per share was $(0.39), compared with $(1.56) for the fourth quarter of 2008 and $0.15 for the first quarter of 2008. Annualized returns on average assets and average equity during the first quarter of 2009 were (1.40)% and (11.40)%, respectively, compared with (5.94)% and (49.86)% for the fourth quarter of 2008 and 0.33% and 2.83% for the first quarter of 2008.
“While we are not satisfied with bottom-line results as we manage through these tough economic conditions, we are pleased with the results from several initiatives which continue to strengthen our balance sheet. During the first quarter, we increased our loan loss reserve and enhanced our already strong liquidity position. Although loan demand continues to be weak in our markets, loan commitments in the first quarter of 2009 increased 10% over the fourth quarter of 2008 while maintaining our standard underwriting criteria. Exemplifying our commitment to serving clients, Citizens Bank was recently named the Preferred Lender of the Year and the SBA Lender of the Year in Michigan by the U.S. Small Business Administration. Although these are difficult times, we are confident in our future because we remain focused on sound operating fundamentals and keeping clients and shareholders our top priority,” commented Cathleen H. Nash, president and chief executive officer.
Key Highlights in the Quarter:
•	Total deposits at March 31, 2009 increased $67.1 million, up slightly over December 31, 2008, and increased $632.5 million or 7.5% over March 31, 2008. This represents the sixth consecutive quarter of total deposit growth.

•	Citizens continues to hold excess short-term (liquid) assets at March 31, 2009. Money market investments increased $266.6 million, more than doubling the December 31, 2008 balance.

•	Citizens’ regulatory capital ratios continue to exceed the “well-capitalized” designation. As of March 31, 2009, Citizens’ estimated capital ratios were as follows:
o	Tier 1 capital – 12.17%

o	Total capital – 14.23%

o	Tier 1 leverage – 9.29%

o	Tangible common equity to tangible assets – 5.53%

o	Tangible equity to tangible assets – 7.69%
•	The allowance for loan losses at March 31, 2009 increased to $282.6 million or 3.23% of portfolio loans, compared with $255.3 million or 2.80% at December 31, 2008. The provision for loan losses for the first quarter of 2009 was $64.0 million, compared with $118.6 million for the fourth quarter of 2008. The decrease in the provision for loan losses was primarily due to lower commercial charge-offs. Net charge-offs for the first quarter of 2009 totaled $36.7 million, compared with $81.0 million for the fourth quarter of 2008.

•	Noninterest income for the first quarter of 2009 totaled $19.2 million, an increase of $3.5 million over the fourth quarter of 2008. The improvement was primarily due to fee income received on approximately $100 million in mortgage origination volume during the first quarter of 2009. Trust fees and losses on loans held for sale continue to be negatively affected by conditions in the financial market and real estate values, respectively.

•	Noninterest expense for the first quarter of 2009 totaled $80.8 million, an increase of $2.2 million over the fourth quarter of 2009. Expense reductions as a result of lower staffing levels and other cost savings initiatives continue to be overshadowed by higher ORE-related expenses and FDIC insurance premiums.
Balance Sheet
Total assets at March 31, 2009 were $13.0 billion, essentially unchanged from December 31, 2008 and a decrease of $557.0 million or 4.1% from March 31, 2008. The decline from March 31, 2008 was primarily due to reductions in all loan portfolios, the fourth quarter of 2008 deferred tax valuation allowance and the second quarter of 2008 goodwill impairment, partially offset by higher investment securities balances.
Investment securities at March 31, 2009 totaled $2.4 billion, essentially unchanged from December 31, 2008 and an increase of $191.8 million or 8.6% over March 31, 2008. The increase over March 31, 2008 was primarily the result of investing the proceeds from the fourth quarter of 2008 participation in the TARP Capital Purchase Program into securities that can be pledged as collateral for funding of future loans, partially offset by using portfolio cash flow to reduce short-term borrowings. Citizens did not have any other-than-temporary impairment charges during the first quarter of 2009.
The following table displays the total commercial loan portfolio by segment at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Commercial Loan Portfolio

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
in millions	2009	2008	2008	2008	2008
Land Hold	$54.2	$45.0	$48.3	$49.8	$61.6
Land Development	121.2	132.7	125.0	128.2	159.2
Construction	257.7	263.5	364.2	344.1	370.7
Income Producing	1,558.2	1,556.2	1,533.2	1,569.9	1,567.3
Owner-Occupied	953.0	967.3	999.6	1,009.3	1,015.6

Total Commercial Real Estate	2,944.3	2,964.7	3,070.3	3,101.3	3,174.4
Commercial and Industrial	2,394.4	2,602.4	2,703.7	2,703.8	2,653.8

Total Commercial Loans	$5,338.7	$5,567.1	$5,774.0	$5,805.1	$5,828.2

Total commercial loans at March 31, 2009 decreased $228.4 million or 4.1% from December 31, 2008 and decreased $489.5 million or 8.4% from March 31, 2008. The decrease from December 31, 2008 was primarily the result of a decline in customer demand, especially in the Michigan markets. The decrease from March 31, 2008 was primarily the result of a decline in customer demand, reducing loans with narrow margins, and transferring $86.2 million of nonperforming commercial real estate loans to loans held for sale during the second quarter of 2008, partially offset by new relationships during 2008.

Residential mortgage loans at March 31, 2009 totaled $1.2 billion, a decrease of $54.9 million or 4.3% from December 31, 2008 and a decrease of $185.8 million or 13.3% from March 31, 2008. The decline was primarily the result of the continued strategy of selling more than 90% of new mortgage originations into the secondary market. Additionally, the decrease from March 31, 2008 includes the effect of transferring $41.7 million of nonperforming residential mortgage loans to loans held for sale during the second quarter of 2008.
Direct consumer loans, which are primarily home equity loans, were $1.4 billion at March 31, 2009, a decrease of $46.5 million or 3.2% from December 31, 2008 and a decrease of $126.2 million or 8.2% from March 31, 2008. Indirect consumer loans, which are primarily marine and recreational vehicle loans, totaled $802.1 million at March 31, 2009, a decrease of $18.4 million or 2.2% from December 31, 2008 and a decrease of $16.8 million or 2.0% from March 31, 2008. The decreases for both portfolios were due to weak consumer demand.
Loans held for sale at March 31, 2009 were $89.8 million, essentially unchanged from December 31, 2008 and an increase of $8.3 million or 10.2% over March 31, 2008. The increase over March 31, 2008 was primarily the result of transferring $92.8 million in nonperforming commercial real estate and residential mortgage loans to loans held for sale during the second quarter of 2008, partially offset by a decrease in residential mortgage origination volume awaiting sale in the secondary market as a result of faster funding through Citizens’ alliance with PHH Mortgage, which began at the end of the first quarter of 2008 and, to a lesser extent, a decline in commercial loans held for sale due to customer paydowns, adjustments to reflect current fair-market value, and transfers to ORE.
Goodwill at March 31, 2009 was $597.2 million, unchanged from December 31, 2008 and a decrease of $178.1 million or 23.0% from March 31, 2008. The decrease was due to a $178.1 million non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2008. As required by SFAS 142, “Goodwill and Other Intangible Assets,” Citizens conducted an interim goodwill impairment assessment during the first quarter of 2009 and concluded there was no additional impairment at this time. There can be no assurance, however, that future testing will not result in additional material impairment charges due to further developments in the banking industry or Citizens’ markets.
Total deposits at March 31, 2009 were $9.1 billion, up slightly from December 31, 2008 and an increase of $632.5 million or 7.5% over March 31, 2008. Core deposits, which exclude all time deposits, totaled $4.7 billion at March 31, 2009, an increase of $295.5 million or 6.7% over December 31, 2008 and an increase of $266.1 million or 6.0% over March 31, 2008. The increases were primarily the result of clients holding higher balances in transaction accounts and recent changes in FDIC coverage thresholds. Time deposits totaled $4.4 billion at March 31, 2009, a decrease of $228.4 million or 4.9% from December 31, 2008 and an increase of $366.4 million or 9.1% over March 31, 2008. The decrease in time deposits from December 31, 2008 was primarily the result of a $122.6 million reduction in brokered deposits and a strategic shift in funding mix from customer time deposits to core deposits. The increase over March 31, 2008 was primarily the result of a shift in funding mix from short-term borrowings to longer-term retail certificates of deposit due to deposit generation campaigns, partially offset by the aforementioned decrease during the first quarter of 2009.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $2.1 billion at March 31, 2009, a decrease of $136.5 million or 6.0% from December 31, 2008 and a decrease of $1.2 billion or 36.2% from March 31, 2008. The decreases were primarily the result of a strategic shift in the mix of funding from debt to deposits and the proceeds from the issuance of equity securities in June 2008 being used to pay down debt.
Capital Adequacy and Liquidity
Shareholders’ equity at March 31, 2009 totaled $1.6 billion, essentially unchanged from December 31, 2008 and March 31, 2008. When compared with March 31, 2008, shareholders’ equity increased as a result of the $489.0 million in capital acquired during the second and fourth quarters of 2008 which was offset by the effects of the net losses incurred during 2008 and the first quarter of 2009.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory
	Minimum for				Excess Capital
	“Well-				over Minimum
	Capitalized”	3/31/09	12/31/08	9/30/08	(in millions)
Tier 1 capital ratio*	6.00%	12.17%	12.21%	10.88%	$588.7
Total capital ratio*	10.00%	14.23%	14.49%	13.13%	$403.6
Tier 1 leverage ratio*	5.00%	9.29%	9.66%	8.76%	$536.4
Tangible common equity to tangible assets		5.53%	5.75%	7.33%
Tangible equity to tangible assets		7.69%	7.88%	7.33%

* March 31, 2009 is an estimate
Citizens maintains a very strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 70% deposits, 16% long-term debt, 12% equity, and 2% short-term liabilities. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Additionally, money market investments and securities available-for-sale could be sold for cash to provide liquidity.
Net Interest Margin and Net Interest Income
Net interest margin was 2.73% for the first quarter of 2009 compared with 3.03% for the fourth quarter of 2008 and 3.12% for the first quarter of 2008. The decrease from the fourth quarter of 2008 was primarily the result of a reduction in loan balances due to weak customer demand, deposit price competition in Citizens’ markets and an increase in loan balances transferring to nonperforming status, partially offset by expanding commercial and consumer loan spreads. Additionally, the decline in loan balances drove higher short-term investment balances, which increased liquidity but negatively impacted net interest margin.
The decrease in net interest margin from the first quarter of 2008 was primarily the result of deposit price competition, the transfer of loans to nonperforming status, and an increase in funding costs related to extending short-term borrowings, partially offset by expanding commercial and consumer loan spreads and retail time deposits repricing to a lower rate.
Net interest income was $76.9 million for the first quarter of 2009 compared with $85.7 million for the fourth quarter of 2008 and $88.3 million for the first quarter of 2008. The decreases were due to the lower net interest margin.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. In the first quarter of 2009, Citizens further expanded the non-watch commercial credit review of automotive and real estate related credits to include other manufacturers and relationships with significant credit exposure. This process seeks to validate each such credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 – Delinquency Rates by Loan Portfolio – This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Table 2 – Commercial Watchlist – This table illustrates the commercial loans that, while still accruing interest, may be at risk due to general economic conditions or changes in a borrower’s financial status.

•	Table 3 – Nonperforming Assets – This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.
•	Table 4 – Net Charge-Offs – This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio

30 to 89 days Past Due	Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008

		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$3.7	6.83%	$3.9	8.67%	$7.3	15.11%	$9.3	18.67%	6.6	10.71%
Land Development	11.1	9.16	5.2	3.92	10.3	8.24	1.1	0.86	16.3	10.24
Construction	16.7	6.48	27.3	10.36	26.1	7.17	11.9	3.46	10.5	2.83
Income Producing	64.2	4.12	76.7	4.93	50.1	3.27	48.5	3.09	29.3	1.87
Owner-Occupied	37.4	3.92	37.5	3.88	21.3	2.13	18.6	1.84	19.0	1.87

Total Commercial Real Estate	133.1	4.52	150.6	5.08	115.1	3.75	89.4	2.88	81.7	2.57
Commercial and Industrial	47.1	1.97	56.5	2.17	29.1	1.08	29.5	1.09	39.9	1.50

Total Commercial Loans	180.2	3.38	207.1	3.72	144.2	2.50	118.9	2.05	121.6	2.09

Residential Mortgage	25.9	2.14	39.5	3.13	37.7	2.95	38.5	2.94	33.5	2.40
Direct Consumer	20.4	1.45	25.5	1.76	19.5	1.32	18.4	1.22	21.7	1.42
Indirect Consumer	14.7	1.83	18.5	2.25	13.6	1.61	14.4	1.73	13.3	1.62

Total Delinquent Loans	$241.2	2.76%	$290.6	3.19%	$215.0	2.29%	$190.2	2.01%	190.1	1.99%

Total delinquencies at March 31, 2009 decreased $49.4 million or 17.0% from December 31, 2008 and increased $51.1 million or 26.9% over March 31, 2008. The decrease from December 31, 2008 was primarily the result of delinquent commercial loans returning to current status as well as delinquent loans in all portfolios migrating to nonperforming status more quickly than historically experienced. Total commercial loan delinquencies decreased 13.0% and total consumer loan delinquencies decreased 26.9%. The increase over March 31, 2008 was primarily due to the continued weak economy in the Midwest and particularly in Michigan, which continues to significantly impact Citizens’ commercial real estate portfolio and, to a lesser extent, the commercial and industrial portfolio. The consumer loan portfolio has remained relatively consistent. Total commercial loan delinquencies (including commercial real estate and industrial) increased 48.2% while total consumer loan delinquencies decreased 10.9%.
As part of its overall credit underwriting and review process, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are in accruing (see Table 2) or nonperforming status (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.

Table 2 — Commercial Watchlist

Accruing loans only	Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008

		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$15.7	28.97%	$18.5	41.11%	$20.7	42.86%	$24.2	48.59%	$27.7	44.97%
Land Development	62.4	51.49	49.3	37.15	51.8	41.44	47.5	37.05	55.9	35.11
Construction	86.6	33.60	74.8	28.39	104.8	28.78	86.3	25.08	66.7	17.99
Income Producing	421.9	27.08	401.0	25.77	290.3	18.93	239.3	15.24	221.3	14.12
Owner-Occupied	224.2	23.53	178.4	18.44	167.0	16.71	161.8	16.03	155.8	15.34

Total Commercial Real Estate	810.8	27.54	722.0	24.35	634.6	20.67	559.1	18.03	527.4	16.61
Commercial and Industrial	479.7	20.03	436.8	16.78	431.2	15.95	432.5	16.00	407.1	15.34

Total Watchlist Loans	$1,290.5	24.17%	$1,158.8	20.82%	$1,065.8	18.46%	$991.6	17.08%	$934.5	16.03%

Accruing watchlist loans at March 31, 2009 increased $131.7 million or 11.4% over December 31, 2008 and increased $356.0 million or 38.1% over March 31, 2008. The increases were primarily the result of continuing commercial real estate deterioration in Michigan and additional proactive downgrades in commercial and industrial loans as a result of closely monitoring borrowers’ repayment capacity in this environment.
Table 3 — Nonperforming Assets

	Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008

		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$12.0	22.14%	$10.4	23.11%	$11.0	22.77%	$3.4	6.83%	$5.5	8.93%
Land Development	14.6	12.05	23.4	17.63	20.6	16.48	22.8	17.78	46.4	29.15
Construction	26.5	10.28	18.3	6.94	25.7	7.06	12.6	3.66	51.9	14.00
Income Producing	116.3	7.46	78.6	5.05	57.6	3.76	23.1	1.47	40.5	2.58
Owner-Occupied	66.5	6.98	31.8	3.29	17.7	1.77	13.1	1.30	23.5	2.31

Total Commercial Real Estate	235.9	8.01	162.5	5.48	132.6	4.32	75.0	2.42	167.8	5.29
Commercial and Industrial	83.7	3.50	64.6	2.48	38.2	1.41	31.6	1.17	20.3	0.76

Total Nonperforming Commercial Loans	319.6	5.99	227.1	4.08	170.8	2.96	106.6	1.84	188.1	3.23

Residential Mortgage	84.6	7.00	59.5	4.71	40.2	3.14	12.4	0.95	45.8	3.29
Direct Consumer	21.0	1.49	15.1	1.04	16.3	1.10	16.3	1.09	13.5	0.88
Indirect Consumer	2.0	0.25	2.6	0.32	2.1	0.25	1.4	0.17	1.7	0.21
Loans 90+ days still accruing and restructured	1.4	0.02	1.7	0.02	1.9	0.02	2.5	0.03	4.4	0.05

Total Nonperforming Portfolio Loans	428.6	4.90%	306.0	3.36%	231.3	2.47%	139.2	1.47%	253.5	2.65%
Nonperforming Held for Sale	64.6		75.2		86.6		92.6		22.8
Other Repossessed Assets Acquired	57.4		58.0		46.5		54.1		50.3

Total Nonperforming Assets	$550.6		$439.2		$364.4		$285.9		$326.6

Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, restructured loans, nonperforming held for sale, and other repossessed assets acquired. Nonperforming assets totaled $550.6 million at March 31, 2009, an increase of $111.4 million or 25.4% over December 31, 2008 and an increase of $224.0 million or 68.6% over March 31, 2008. The increases were primarily the result of continued deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. One commercial and industrial loan that became nonperforming during the first quarter of 2009 accounted for $17.3 million of the increases. Nonperforming assets at March 31, 2009 represented 6.25% of total loans plus other repossessed assets acquired compared with 4.79% at December 31, 2008 and 3.39% at March 31, 2008. Nonperforming commercial loan inflows were $173.0 million in the first quarter of 2009 compared with $155.5 million in the fourth quarter of 2008 and $99.0 million in the first quarter of 2008.
Nonperforming commercial loan outflows were $80.4 million in the first quarter of 2009 compared with $99.2 million in the fourth quarter of 2008 and $33.7 million in the first quarter of 2008. The first quarter of 2009 outflows included $32.8 million in loans that returned to accruing status, $16.2 million in loan payoffs and paydowns, $26.2 million in charged-off loans, and $5.2 million transferring to other repossessed assets acquired.

Table 4 — Net Charge-Offs

	Three Months Ended

	Mar 31, 2009		Dec 31, 2008		Sep 30, 2008		Jun 30, 2008		Mar 31, 2008

		% of		% of		% of		% of		% of
in millions	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$—	—%	$4.6	40.89%	$1.7	14.08%	$0.7	5.62%	$0.5	3.25%
Land Development	6.3	20.79	5.8	17.48	6.9	22.08	16.4	51.17	6.6	16.58
Construction	2.0	3.10	10.7	16.24	0.5	0.55	13.8	16.04	1.2	1.29
Income Producing	7.8	2.00	21.7	5.58	4.4	1.15	7.7	1.96	0.9	0.23
Owner-Occupied	2.4	1.01	3.1	1.28	1.3	0.52	3.4	1.35	(0.1)	(0.04)

Total Commercial Real Estate	18.5	2.51	45.9	6.19	14.8	1.93	42.0	5.42	9.1	1.15
Commercial and Industrial	8.0	1.34	21.9	3.37	0.4	0.06	0.6	0.09	0.9	0.14

Total Commercial Loans	26.5	1.99	67.8	4.87	15.2	1.05	42.6	2.94	10.0	0.69
Residential Mortgage	0.8	0.26	1.6	0.51	0.5	0.16	20.7	6.33	1.8	0.52
Direct Consumer	4.4	1.25	5.9	1.63	3.3	0.89	3.1	0.83	3.0	0.79
Indirect Consumer	5.0	2.49	5.7	2.78	3.4	1.61	2.9	1.39	2.6	1.27

Total Net Charge-offs	$36.7	1.67%	$81.0	3.48%	$22.4	0.94%	$69.3	2.93%	$17.4	0.74%

**	Represents an annualized rate.
Net charge-offs totaled $36.7 million or 1.67% of average portfolio loans in the first quarter of 2009 compared with $81.0 million or 3.48% of average portfolio loans in the fourth quarter of 2008 and $17.4 million or 0.74% of average portfolio loans in the first quarter of 2008. The decrease from the fourth quarter of 2008 was primarily the result of charging off four large commercial loans in that quarter and not charging off any large commercial loans in the first quarter of 2009. The increase over the first quarter of 2008 was primarily the result of higher charge-offs on commercial real estate due to declining real estate values and general economic deterioration in the Midwest.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $64.0 million in the first quarter of 2009, compared with $118.6 million in the fourth quarter of 2008 and $30.6 million in the first quarter of 2008. The decrease from the fourth quarter of 2008 was primarily the result of lower net charge-offs, partially offset by continued migration of loans to nonperforming status in the first quarter of 2009. This migration, and evaluation of the underlying collateral supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. The increase over the first quarter of 2008 was primarily the result of higher net charge-offs and the continued migration of loans to nonperforming status.
The allowance for loan losses was $282.6 million or 3.23% of portfolio loans at March 31, 2009, compared with $255.3 million or 2.80% at December 31, 2008 and $176.5 million or 1.84% at March 31, 2008. The increases were primarily the result of continued deterioration in commercial real estate loans, signs of potential deterioration in commercial and industrial loans due to recessionary pressures, and an increase in the loss migration rates and extended duration of residential mortgage and consumer loans.
The allowance for loan losses is comprised of two components: the specific allocated allowance and the risk allocated allowance. The specific allocated allowance is determined in accordance with SFAS 114 based on probable losses on specific nonperforming commercial loans after reviewing the loans for underlying cash flow and collateral value. The specific allocated allowance totaled $46.6 million at March 31, 2009, compared with $39.9 million at December 31, 2008 and $17.4 million at March 31, 2008. This represents 17.1%, 20.9%, and 25.3% of the underlying nonperforming loans at each period end, respectively. The risk allocated allowance is comprised of several loan pool valuation allowances determined in accordance with SFAS 5 based on Citizens’ quantitative loan loss experience for similar loans with similar risk characteristics as well as other factors based on the best judgment of management. The risk allocated allowance totaled $236.1 million at March 31, 2009, compared with $215.4 million at December 31, 2008 and $159.1 million at March 31, 2008. This represents 150.4%, 187.1%, and 86.2% of the underlying nonperforming loans at each period end, respectively. The loans used in calculation of the risk allocated allowance exclude the loans subject to the specific allocated allowance. Based on current conditions and expectations, Citizens believes that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio at March 31, 2009.

Noninterest Income
Noninterest income for the first quarter of 2009 was $19.2 million, an increase of $3.5 million over the fourth quarter of 2008 and a decrease of $11.7 million from the first quarter of 2008.
The increase in noninterest income from the fourth quarter of 2008 was primarily the result of higher other income ($4.9 million) and higher mortgage and other loan income ($1.3 million), partially offset by lower service charges on deposit accounts ($1.4 million) and lower trust fees ($0.6 million). The increase in other income was primarily due to swap income recognition ($2.7 million) resulting from changes in the related credit spreads. The increase in mortgage and other loan income was primarily due to higher mortgage origination volume. The decrease in service charges on deposit accounts was primarily the result of a decline in customer transaction volume. The decrease in trust fees was primarily the result of recent negative market conditions.
The decrease in noninterest income from the first quarter of 2008 was primarily due to a net loss on loans held for sale ($6.2 million), as well as lower other income ($2.3 million), trust fees ($1.4 million), and service charges on deposit accounts ($1.2 million). The net loss on loans held for sale was primarily the result of marking the loan value down to market based on lower updated appraisal values for the underlying collateral. The decrease in other income was primarily the result of a $2.1 million gain due to Citizens’ receipt of proceeds from the partial redemption of its Visa shares during the first quarter of 2008, a reduced crediting rate related to bank owned life insurance as a result of decreased returns on the underlying investments, and decreased fee income related to off-balance sheet sweep products, partially offset by the aforementioned recognition of income on swaps. The declines in trust fees and service charges on deposit accounts were primarily the result of the aforementioned factors.
Noninterest Expense
Noninterest expense for the first quarter of 2009 was $80.8 million, an increase of $2.2 million over the fourth quarter of 2008 and an increase of $4.2 million over the first quarter of 2008.
The increase in noninterest expense over the fourth quarter of 2008 was primarily the result of higher other real estate (ORE) expenses ($6.8 million) and occupancy expense ($0.7 million), partially offset by lower salaries and employee benefits ($3.3 million) and other expense ($2.0 million). The increase in ORE expenses was primarily the result of owning more repossessed properties and marking ORE assets down to market value based on lower updated appraisal values for the underlying collateral. The increase in occupancy expense was primarily the result of a seasonal increase in outside maintenance costs. The decrease in salaries and employee benefits was primarily the result of lower staffing levels, as well as lower severance and incentive expense, partially offset by higher pension and other benefit costs. The decline in other expense was primarily the result of two items recorded in the fourth quarter of 2008: a $2.4 million loss related to the repurchase of all auction rate securities sold to wealth management clients ($8.8 million in par value) to restore liquidity to their accounts and a $1.1 million loss on a captive insurance program, as well as a $0.7 million reduction in telephone expense in the first quarter of 2009 due to implementing cost-saving initiatives. The effect of these items was partially offset by a $1.8 million increase in FDIC insurance premiums as a result of an industry-wide rate increase.
The increase in noninterest expense over the first quarter of 2008 was primarily the result of higher other real estate (ORE) expenses ($7.1 million), other loan expenses ($4.1 million), and other expense ($3.0 million). The increase in ORE expenses was primarily due to the aforementioned factors. The increase in other loan expense was primarily the result of higher mortgage processing fees due to the alliance with PHH Mortgage entered into in the first quarter of 2008 and higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. The increase in other expense was primarily due to the aforementioned increase in FDIC insurance premiums, partially offset by the aforementioned reduction in telephone expense.
Salary costs included severance expense of less than $0.1 million for the first quarter of 2009, compared with $1.2 million for the fourth quarter of 2008, and $1.6 million for the first quarter of 2008. Citizens had 2,175 full-time equivalent employees at March 31, 2009 compared with 2,232 at December 31, 2008 and 2,409 at March 31, 2008.

Income Tax Provision
The income tax provision (benefit) for the first quarter of 2009 was $(3.5) million, compared with $99.6 million for the fourth quarter of 2008 and $0.9 million for the first quarter of 2008. The decrease from the fourth quarter of 2008 was primarily the result of recording a valuation allowance of $136.6 million in the fourth quarter of 2008 against deferred tax assets. The decrease from the first quarter of 2008 was primarily due to the effect of lower pre-tax income.
Reconciliation of Pre-Tax Pre-Provision Core Operating Earnings
Citizens is presenting pre-tax pre-provision core operating earnings in this release for purposes of additional analysis of our operating results. Pre-tax pre-provision core operating earnings, as defined by management, represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, and any impairment charges (including goodwill, credit writedowns and fair-value adjustments) caused by this economic cycle.
The following table reconciles pre-tax pre-provision core operating earnings to consolidated net income (loss) presented in accordance with US generally accepted accounting principles (“GAAP”), which is the principal and most useful measure of earnings and provides comparability of earnings with other companies. However, Citizens believes presenting pre-tax pre-provision core operating earnings provides investors with the ability to better understand Citizens’ underlying operating trends separate from the direct effects of the impairment charges, credit issues, fair value adjustments, challenges inherent in the real estate downturn and other economic cycle issues and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this earnings release already isolates all of the challenges and issues related to the credit quality of Citizens’ loan portfolio and its impact on Citizens’ earnings as reflected in the provision for loan losses.

Pre-Tax Pre-Provision Core Operating Earnings	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2009	2008	2008	2008	2008

Net Income (Loss)	$(45,149)	$(195,369)	$(7,176)	$(201,634)	$11,127
Income tax provision (benefit)	(3,467)	99,634	(10,192)	(19,401)	929
Provision for loan losses	64,017	118,565	58,390	74,480	30,619
Goodwill impairment charge	—	—	—	178,089	—
Fair-value writedown on loans held for sale	6,152	5,865	1,261	2,248	(1)
Fair-value writedown on ORE	7,985	602	675	5,849	937
Fair-value writedown on bank owned life insurance	235	2,896	551	—	—
Loss on auction rate securities repurchase	—	2,406	—	—	—
Gain related to Visa USA shares	—	—	—	—	(2,124)
Mark-to-market on swaps	(2,444)	2,414	(2,894)	(293)	(514)
Captive insurance impairment charge	—	1,053	—	—	—

Pre-Tax Pre-Provision Core Operating Earnings	$27,329	$38,066	$40,615	$39,338	$40,973

Citizens continues to focus on preserving capital, enhancing liquidity, and generating solid operating earnings in the long-term.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures such as those included in the “Reconciliation of Pre-Tax Pre-Provision Core Operating Earnings” section and the “Non-GAAP Reconciliation” table. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses, intangible asset amortization, and the goodwill impairment to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets” and “average tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures.

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio displayed in the “Selected Quarterly Information” and “Financial Summary and Comparison” tables. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News

Small Business Administration Recognition
On February 19, 2009, Citizens announced that it will increase the number of SBA loans it provides as a result of the new American Recovery and Reinvestment Act, which provides significant new incentives to boost small business lending.
On April 7, 2009, Citizens announced that Tom Zernick, Vice President and Head of SBA Lending, has been named Michigan Financial Services Champion by the U.S. Small Business Administration. Tom will receive his award on April 30, 2009 at the fifth annual Michigan Celebrates Small Business event. Additionally, on March 20, 2009, Citizens received the PLP Lender of the Year and SBA Lender of the Year in Michigan awards during the SBA Lenders Conference.
Analyst Conference Call
Cathleen H. Nash, president and CEO, Charles D. Christy, EVP and CFO, Mark W. Widawski, EVP and chief credit officer, and Martin E. Grunst, SVP and treasurer, will review the quarter’s results in a conference call for analysts and investors at 10:00 a.m. ET on Friday, April 24, 2009.
A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 895-0198 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until May 1, 2009. To listen to the replay, please dial (800) 388-9074.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 43rd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially.
Factors that could cause or contribute to such differences include, without limitation, the following:
•	Citizens faces the risk that loan losses, including unanticipated loan losses due to changes in loan portfolios, fraud and economic factors, could exceed the allowance for loan losses and that additional increases in the allowance will be required. Additions to the allowance for loan losses would cause Citizens’ net income to decline and could have a negative impact on its capital and financial position.
•	While Citizens attempts to manage the risk from changes in market interest rates, interest rate risk management techniques are not exact. In addition, Citizens may not be able to economically hedge its interest rate risk. A rapid or substantial increase or decrease in interest rates could adversely affect Citizens’ net interest income and results of operations.

•	Difficult economic conditions have adversely affected the banking industry and financial markets generally and may significantly affect Citizens’ business, financial condition, and results of operations.

•	An economic downturn, and the negative economic effects caused by terrorist attacks, potential attacks and other destabilizing events, would likely contribute to the deterioration of the quality of Citizens’ loan portfolio and could reduce its customer base, its level of deposits, and demand for its financial products such as loans.

•	If Citizens is unable to continue to attract and retain core deposits, to obtain third party financing on favorable terms, or to have access to interbank or other liquidity sources (as a result of rating agency downgrades or other market factors), its cost of funds will increase, adversely affecting its ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting its results of operations.

•	Increased competition with other financial institutions or an adverse change in Citizens’ relationship with a number of major customers could reduce its net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers. If Citizens lends to customers who are less likely to pay in order to maintain historical origination levels, it may not be able to maintain current loan quality levels.

•	Events such as significant adverse changes in the business climate, adverse action by a regulator, unanticipated changes in the competitive environment, and a decision to change Citizens’ operations or dispose of an operating unit could have a negative effect on its goodwill or other intangible assets such that it may need to record an impairment charge, which could have a material adverse impact on its results of operations.

•	Citizens may not realize its deferred income tax assets.

•	Citizens’ stock price can be volatile.

•	The trading volume in Citizens’ common stock is less than that of other larger financial services companies.

•	If Citizens’ stock does not continue to be traded on an established exchange, an active trading market may not continue and the trading price of its stock may decline.

•	An investment in Citizens’ common stock is not an insured deposit.

•	Citizens may be adversely affected by the soundness of other financial institutions.

•	Citizens could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

•	Citizens is a party to various lawsuits incidental to its business. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

•	The financial services industry is undergoing rapid technological changes. If Citizens is unable to adequately invest in and implement new technology-driven products and services, it may not be able to compete effectively, or the cost to provide products and services may increase significantly.

•	Citizens’ business may be adversely affected by the highly regulated environment in which it operates. Changes in banking or tax laws, regulations, and regulatory practices at either the federal or state level may adversely affect Citizens, including its ability to offer new products and services, obtain financing, pay dividends from its subsidiaries to its parent company, attract deposits, or make loans at satisfactory spreads. Such changes may also result in the imposition of additional costs.

•	The products and services offered by the banking industry and customer expectations regarding them are subject to change. Citizens attempts to respond to perceived customer needs and expectations by offering new products and services, which are often costly to develop and market initially. A lack of market acceptance of these products and services would have a negative effect on its financial condition and results of operations.

•	As a bank holding company that conducts substantially all of its operations through its subsidiaries, the ability of Citizens’ parent company to pay dividends, repurchase its shares or to repay its indebtedness depends upon the results of operations of its subsidiaries and their ability to pay dividends to the parent company. Dividends paid by these subsidiaries are subject to limits imposed by federal and state law.
•	New accounting or tax pronouncements or interpretations may be issued by the accounting profession, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Citizens’ results of operations and financial condition.

•	Citizens’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ potential inability to integrate acquired operations could have a negative effect on its expenses and results of operations.

•	Citizens’ controls and procedures may fail or be circumvented which could have a material adverse effect on its business, results of operations and financial condition.

•	Citizens’ articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.
These factors also include risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	March 31,	December 31,	March 31,
(in thousands)	2009	2008	2008

Assets
Cash and due from banks	$163,456	$171,695	$222,677
Money Market Investments:
Federal funds sold	—	—	20,000
Interest-bearing deposits with banks	481,489	214,925	2,488

Total money market investments	481,489	214,925	22,488
Investment Securities:
Securities available for sale, at fair value	2,271,998	2,248,772	2,085,867
Securities held to maturity, at amortized cost (fair value of $138,840, $137,846 and $134,233, respectively)	138,581	138,575	132,905

Total investment securities	2,410,579	2,387,347	2,218,772
FHLB and Federal Reserve stock	148,764	148,764	148,838
Portfolio loans:
Commercial and industrial	2,394,436	2,602,334	2,653,799
Commercial real estate	2,944,265	2,964,721	3,174,384

Total commercial	5,338,701	5,567,055	5,828,183
Residential mortgage	1,207,973	1,262,841	1,393,801
Direct consumer	1,405,659	1,452,166	1,531,905
Indirect consumer	802,116	820,536	818,901

Total portfolio loans	8,754,449	9,102,598	9,572,790
Less: Allowance for loan losses	(282,647)	(255,321)	(176,528)

Net portfolio loans	8,471,802	8,847,277	9,396,262
Loans held for sale	89,820	91,362	81,537
Premises and equipment	122,810	124,217	127,329
Goodwill	597,218	597,218	775,308
Other intangible assets	19,377	21,414	28,099
Bank owned life insurance	218,917	218,333	216,336
Other assets	258,058	263,464	301,645

Total assets	$12,982,290	$13,086,016	$13,539,291

Liabilities
Noninterest-bearing deposits	$1,174,392	$1,143,294	$1,113,773
Interest-bearing demand deposits	865,441	780,176	751,130
Savings deposits	2,683,425	2,504,320	2,592,214
Time deposits	4,396,266	4,624,616	4,029,860

Total deposits	9,119,524	9,052,406	8,486,977
Federal funds purchased and securities sold under agreements to repurchase	53,086	65,015	503,430
Other short-term borrowings	13,845	10,377	36,859
Other liabilities	163,887	164,274	136,193
Long-term debt	2,064,575	2,192,623	2,798,802

Total liabilities	11,414,917	11,484,695	11,962,261
Shareholders’ Equity
Preferred stock — no par value	267,566	266,088	—
Common stock — no par value	1,214,173	1,214,469	976,445
Retained earnings	121,106	170,358	586,502
Accumulated other comprehensive (loss) income	(35,472)	(49,594)	14,083

Total shareholders’ equity	1,567,373	1,601,321	1,577,030

Total liabilities and shareholders’ equity	$12,982,290	$13,086,016	$13,539,291

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2009	2008

Interest Income
Interest and fees on loans	$119,191	$157,001
Interest and dividends on investment securities:
Taxable	21,912	21,023
Tax-exempt	6,957	7,370
Dividends on FHLB and Federal Reserve stock	1,366	1,693
Money market investments	263	30

Total interest income	149,689	187,117

Interest Expense
Deposits	47,140	61,578
Short-term borrowings	67	4,971
Long-term debt	25,536	32,256

Total interest expense	72,743	98,805

Net Interest Income	76,946	88,312
Provision for loan losses	64,017	30,619

Net interest income after provision for loan losses	12,929	57,693

Noninterest Income
Service charges on deposit accounts	10,268	11,466
Trust fees	3,419	4,784
Mortgage and other loan income	3,079	3,344
Brokerage and investment fees	1,327	1,916
ATM network user fees	1,454	1,413
Bankcard fees	1,894	1,744
Gains (losses) on loans held for sale	(6,152)	1
Other income	3,944	6,257

Total noninterest income	19,233	30,925
Noninterest Expense
Salaries and employee benefits	33,917	42,225
Occupancy	7,923	7,675
Professional services	3,136	3,763
Equipment	2,850	3,230
Data processing services	4,274	4,304
Advertising and public relations	1,425	1,838
Postage and delivery	1,575	1,727
Other loan expenses	5,937	1,811
Other real estate (ORE) expenses	8,360	1,242
Intangible asset amortization	2,037	2,447
Other expense	9,344	6,300

Total noninterest expense	80,778	76,562

Income (Loss) Before Income Taxes	(48,616)	12,056
Income tax provision (benefit)	(3,467)	929

Net Income (Loss)	(45,149)	11,127
Dividend on redeemable preferred stock	(4,103)	—

Net Income (Loss) Attributable to Common Shareholders	$(49,252)	$11,127

Net Income (Loss) Per Common Share:
Basic	$(0.39)	$0.15
Diluted	(0.39)	0.15
Cash Dividends Declared Per Common Share	—	0.29
Average Common Shares Outstanding:
Basic	125,400	75,248
Diluted	125,400	75,273

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008

Summary of Operations (thousands)
Net interest income	$76,946	$85,687	$87,318	$87,615	$88,312
Provision for loan losses	64,017	118,565	58,390	74,480	30,619
Total fees and other income	19,233	15,755	28,005	27,058	30,925
Investment securities gains (losses)	—	(1)	—	—	—
Noninterest expense (1)	80,778	78,611	74,301	261,228	76,562
Income tax provision (benefit)	(3,467)	99,634	(10,192)	(19,401)	929
Net income (loss) (2)	(45,149)	(195,369)	(7,176)	(201,634)	11,127
Net income (loss) attributable to common shareholders (3)	(49,252)	(195,596)	(18,913)	(201,634)	11,127
Taxable equivalent adjustment	4,337	4,519	4,593	4,611	4,679
Cash dividends on common stock	—	—	—	—	21,958
Per Common Share Data
Net Income (loss):
Basic	$(0.39)	$(1.56)	$(0.20)	$(2.53)	$0.15
Diluted	(0.39)	(1.56)	(0.20)	(2.53)	0.15
Dividends	—	—	—	—	0.290
Market Value:
High	$3.26	$4.75	$11.00	$13.97	$14.74
Low	0.65	1.34	1.75	2.67	10.41
Close	1.55	2.98	3.08	2.82	12.43
Book value	10.29	10.60	12.20	14.93	20.82
Common shareholders’ equity (end of period)	7.53	7.80	7.27	9.62	10.21
Shares outstanding, end of period (000)	126,299	125,997	126,017	95,899	75,748
At Period End (millions)
Assets	$12,982	$13,086	$13,116	$13,170	$13,539
Portfolio loans	8,754	9,103	9,378	9,449	9,573
Deposits	9,120	9,052	9,006	8,661	8,487
Shareholders’ equity	1,567	1,601	1,537	1,546	1,577
Average Balances (millions)
Assets	$13,080	$13,074	$13,157	$13,296	$13,442
Portfolio loans	8,908	9,267	9,456	9,514	9,499
Deposits	9,117	8,998	8,837	8,604	8,417
Shareholders’ equity	1,607	1,559	1,551	1,546	1,579
Credit Quality Statistics ($ in thousands)
Nonaccrual loans	$427,238	$304,293	$229,391	$136,741	$249,113
Loans 90 or more days past due and still accruing	1,015	1,486	1,635	2,179	4,077
Restructured loans	360	256	271	285	300

Total nonperforming portfolio loans	428,613	306,035	231,297	139,205	253,490
Nonperforming held for sale	64,604	75,142	86,645	92,658	22,754
Other repossessed assets acquired (ORAA)	57,411	58,037	46,459	54,066	50,350

Total nonperforming assets	$550,628	$439,214	$364,401	$285,929	$326,594

Allowance for loan losses	$282,647	$255,321	$217,727	$181,718	$176,528
Allowance for loan losses as a percent of portfolio loans	3.23%	2.80%	2.32%	1.92%	1.84%
Allowance for loan losses as a percent of nonperforming assets	51.33	58.13	59.75	63.55	54.05
Allowance for loan losses as a percent of nonperforming loans	65.94	83.43	94.13	130.54	69.64
Nonperforming assets as a percent of portfolio loans plus ORAA	6.25	4.79	3.87	3.01	3.39
Nonperforming assets as a percent of total assets	4.24	3.36	2.78	2.17	2.41
Net loans charged off as a percent of average portfolio loans (annualized)	1.67	3.48	0.94	2.93	0.74
Net loans charged off	$36,691	$80,971	$22,381	$69,290	$17,444
Performance Ratios (annualized)
Return on average assets	(1.40)%	(5.94)%	(0.22)%	(6.10)%	0.33%
Return on average shareholders’ equity	(11.40)	(49.86)	(1.84)	(52.47)	2.83
Average shareholders’ equity / average assets	12.28	11.92	11.79	11.62	11.74
Net interest margin (FTE) (4)	2.73	3.03	3.09	3.11	3.12
Efficiency ratio (5)	80.36	74.19	61.96	219.00	61.79

(1)	Noninterest expense includes a goodwill impairment charge of $178.1 million in the second quarter of 2008.

(2)	Net income (loss) includes a deferred tax valuation allowance of $136.6 million in the fourth quarter of 2008.

(3)	Net income (loss) attributable to common shareholders includes a dividend on redeemable preferred stock in the amount of: $4.1 million, $0.2 million, and $11.7 million in the first quarter of 2009, the fourth quarter of 2008, and the third quarter of 2008, respectively.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Three months ended
	March 31,
	2009	2008	% Change

Summary of Operations (thousands)
Net interest income	$76,946	$88,312	(12.9)%
Provision for loan losses	64,017	30,619	109.1
Total fees and other income	19,233	30,925	(37.8)
Noninterest expense	80,778	76,562	5.5
Income tax provision (benefit)	(3,467)	929	(473.3)
Net income (loss)	(45,149)	11,127	(505.8)
Net income (loss) attributable to common shareholders (1)	(49,252)	11,127	(542.6)
Cash dividends on common stock	—	21,958	(100.0)
Per Common Share Data
Net Income:
Basic	$(0.39)	$0.15	(360.0)%
Diluted	(0.39)	0.15	(360.0)
Dividends	—	0.290	(100.0)

Market Value:
High	$3.26	$14.74	(77.9)%
Low	0.65	10.41	(93.8)
Close	1.55	12.43	(87.5)
Common shareholders’ equity, end of period	10.29	20.82	(50.6)
Tangible book value	7.53	10.21	(26.2)
Shares outstanding, end of period (000)	126,299	75,748	66.7
At Period End (millions)
Assets	$12,982	$13,539	(4.1)%
Portfolio loans	8,754	9,573	(8.5)
Deposits	9,120	8,487	7.5
Shareholders’ equity	1,567	1,577	(0.6)
Average Balances (millions)
Assets	$13,080	$13,442	(2.7)%
Portfolio loans	8,908	9,499	(6.2)
Deposits	9,117	8,417	8.3
Shareholders’ equity	1,607	1,579	1.8
Performance Ratios (annualized)
Return on average assets	(1.40)%	0.33%	(524.2)%
Return on average shareholders’ equity	(11.40)	2.83	(502.8)
Average shareholders’ equity / average assets	12.28	11.74	4.6
Net interest margin (FTE) (2)	2.73	3.12	(12.5)
Efficiency ratio (3)	80.36	61.79	30.1
Net loans charged off as a percent of average portfolio loans	1.67	0.74	125.7

(1)	Net income (loss) attributable to common shareholders includes a dividend on redeemable preferred stock in the amount of $4.1 million for 2009.

(2)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $4.3 million and $4.7 million for the three months ended March 31, 2009 and 2008, respectively, based on a tax rate of 35%.

(3)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008

Summary of Core Operations (thousands)
Net income (loss)	$(45,149)	$(195,369)	$(7,176)	$(201,634)	$11,127
Add back: Amortization of core deposit intangibles (net of tax effect)[1]	1,324	1,382	1,447	1,516	1,591
Add back: Goodwill impairment	—	—	—	178,089	—

Core operating earnings (loss)	$(43,825)	$(193,987)	$(5,729)	$(22,029)	$12,718

Average Balances (millions)
Average assets	$13,080	$13,074	$13,157	$13,296	$13,442
Goodwill	(597)	(597)	(597)	(713)	(775)
Core deposit intangible assets	(20)	(22)	(25)	(27)	(29)
Deferred taxes	7	7	8	9	10

Average tangible assets	$12,470	$12,462	$12,543	$12,565	$12,648

Average equity	$1,607	$1,559	$1,551	$1,546	$1,579
Goodwill	(597)	(597)	(597)	(713)	(775)
Core deposit intangible assets	(20)	(22)	(25)	(27)	(29)
Deferred taxes	7	7	8	9	10

Average tangible equity	$997	$947	$937	$815	$785

Performance Ratios (annualized)
Core operating earnings (loss)/average tangible assets	(1.43)%	(6.19)%	(0.18)%	(0.71)%	0.40%
Core operating earnings (loss)/average tangible equity	(17.84)	(81.48)	(2.43)	(10.87)	6.52

(1)	Tax effect of $713 for the 1st quarter of 2009 and $744, $779, $817, and $856 for the 4th, 3rd, 2nd, and 1st quarters of 2008, respectively.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2009	2008	2008	2008	2008

NONINTEREST INCOME:
Service charges on deposit accounts	$10,268	$11,714	$12,254	$12,036	$11,466
Trust fees	3,419	4,062	4,513	4,608	4,784
Mortgage and other loan income	3,079	1,807	3,269	3,023	3,344
Brokerage and investment fees	1,327	1,606	1,376	2,211	1,916
ATM network user fees	1,454	1,514	1,715	1,677	1,413
Bankcard fees	1,894	1,898	1,874	1,924	1,744
Gains (losses) on loans held for sale	(6,152)	(5,865)	(1,261)	(2,248)	1
Other income	3,944	(981)	4,265	3,827	6,257

Total fees and other income	19,233	15,755	28,005	27,058	30,925
Investment securities gains	—	(1)	—	—	—

TOTAL NONINTEREST INCOME	$19,233	$15,754	$28,005	$27,058	$30,925

NONINTEREST EXPENSE:
Salaries and employee benefits	$33,917	$37,194	$39,728	$39,046	$42,225
Occupancy	7,923	7,214	6,749	6,954	7,675
Professional services	3,136	3,644	3,246	4,531	3,763
Equipment	2,850	3,156	3,160	3,420	3,230
Data processing services	4,274	3,748	4,185	4,233	4,304
Advertising and public relations	1,425	1,304	1,297	1,458	1,838
Postage and delivery	1,575	1,931	1,626	2,058	1,727
Other loan expenses	5,937	5,367	2,755	3,448	1,811
Other real estate (ORE) expenses	8,360	1,547	1,825	6,394	1,242
Intangible asset amortization	2,037	2,126	2,226	2,333	2,447
Goodwill impairment	—	—	—	178,089	—
Other expense	9,344	11,380	7,504	9,264	6,300

TOTAL NONINTEREST EXPENSE	$80,778	$78,611	$74,301	$261,228	$76,562

Average Balances, Yields and Rates

	Three Months Ended
	March 31, 2009		December 31, 2008		March 31, 2008
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$426,824	0.25%	122,574	0.58%	4,490	2.66%
Investment securities:
Taxable	1,738,346	5.04	1,567,930	5.04	1,528,754	5.50
Tax-exempt	651,797	6.57	670,015	6.59	678,699	6.68
FHLB and Federal Reserve stock	148,763	3.71	148,765	4.71	148,840	4.57
Portfolio loans
Commercial and industrial	2,485,161	4.65	2,665,081	5.21	2,564,023	5.93
Commercial real estate	2,944,144	5.34	3,031,173	6.26	3,142,244	6.90
Residential mortgage	1,237,705	5.48	1,271,909	5.89	1,417,712	6.48
Direct consumer	1,431,983	6.10	1,466,810	6.38	1,553,348	7.23
Indirect consumer	809,025	6.77	832,379	6.81	821,882	6.79

Total portfolio loans	8,908,018	5.42	9,267,352	5.98	9,499,209	6.62
Loans held for sale	93,379	2.15	100,011	1.37	74,057	6.63

Total earning assets	11,967,127	5.20	11,876,647	5.78	11,934,049	6.45

Nonearning Assets
Cash and due from banks	173,181		193,667		205,102
Bank premises and equipment	123,573		124,195		130,216
Investment security fair value adjustment	(6,471)		(25,650)		32,294
Other nonearning assets	1,083,358		1,129,453		1,306,441
Allowance for loan losses	(260,483)		(224,674)		(165,815)

Total assets	$13,080,285		$13,073,638		$13,442,287

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$823,161	0.46%	$752,477	0.64%	$776,756	0.66%
Savings deposits	2,596,840	0.93	2,545,445	1.35	2,412,725	2.38
Time deposits	4,548,786	3.59	4,559,987	3.78	4,137,557	4.48
Short-term borrowings	71,374	0.38	80,315	0.81	632,655	3.16
Long-term debt	2,116,545	4.88	2,324,252	4.91	2,665,362	4.86

Total interest-bearing liabilities	10,156,706	2.90	10,262,476	3.18	10,625,055	3.74
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,148,419		1,140,337		1,090,255
Other liabilities	168,525		111,863		148,339
Shareholders’ equity	1,606,635		1,558,962		1,578,638

Total liabilities and shareholders’ equity	$13,080,285		$13,073,638		$13,442,287

Interest Spread		2.30%		2.60%		2.71%
Contribution of noninterest bearing sources of funds		0.43		0.43		0.41

Net Interest Margin (1)		2.73%		3.03%		3.12%

(1)	Net interest margin is presented on an annualized basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2009	2008	2008	2008	2008

Commercial and industrial	$83,716	$64,573	$38,168	$31,599	$20,268
Commercial real estate	235,921	162,544	132,629	75,082	167,836

Total commercial (1)	319,637	227,117	170,797	106,681	188,104
Residential mortgage	84,596	59,515	40,234	12,414	45,796
Direct consumer	20,993	15,049	16,270	16,273	13,503
Indirect consumer	2,012	2,612	2,090	1,373	1,710
Loans 90 days or more past due and still accruing	1,015	1,486	1,635	2,179	4,077
Restructured loans	360	256	271	285	300

Total nonperforming portfolio loans	428,613	306,035	231,297	139,205	253,490
Nonperforming held for sale	64,604	75,142	86,645	92,658	22,754
Other Repossessed Assets Acquired	57,411	58,037	46,459	54,066	50,350

Total nonperforming assets	$550,628	$439,214	$364,401	$285,929	$326,594

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	173.0	155.5	102.6	54.5	99.0
Outflows	(80.4)	(99.2)	(38.5)	(135.9)	(33.7)

Net change	$92.6	$56.3	$64.1	$(81.4)	$65.3

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2009	2008	2008	2008	2008

Allowance for loan losses — beginning of period	$255,321	$217,727	$181,718	$176,528	$163,353

Provision for loan losses	64,017	118,565	58,390	74,480	30,619

Charge-offs:
Commercial and industrial	8,108	22,813	2,222	921	1,045
Commercial real estate	18,977	46,058	15,063	42,225	9,132

Total commercial	27,085	68,871	17,285	43,146	10,177
Residential mortgage	804	1,565	497	20,738	1,769
Direct consumer	4,707	6,239	3,603	3,631	3,522
Indirect consumer	5,507	6,299	3,924	3,525	3,141

Total charge-offs	38,103	82,974	25,309	71,040	18,609

Recoveries:
Commercial and industrial	128	904	1,805	302	142
Commercial real estate	404	151	274	241	50

Total commercial	532	1,055	2,079	543	192
Residential mortgage	3	2	12	15	—
Direct consumer	334	385	304	565	472
Indirect consumer	543	561	533	627	501

Total recoveries	1,412	2,003	2,928	1,750	1,165

Net charge-offs	36,691	80,971	22,381	69,290	17,444

Allowance for loan losses — end of period	$282,647	$255,321	$217,727	$181,718	$176,528

Reserve for loan commitments — end of period	$4,158	$3,941	$4,274	$5,154	$5,293